Exhibit 99.1
ENN CLOSES MERGER WITH AN AFFILIATE OF WHITEHALL
GLOBAL REAL ESTATE LIMITED PARTNERSHIP 2007
GERMANTOWN, TN — October 25, 2007 — Equity Inns, Inc. (NYSE: ENN), the third largest hotel real estate investment trust (REIT), today announced the completion of the previously announced merger of the Company with and into Grace Acquisition I, Inc. (“Grace”), an affiliate of Whitehall Street Global Real Estate Limited Partnership 2007.
Pursuant to the terms of the merger agreement, the Company’s common stockholders are entitled to receive cash consideration of $23.00 per common share. Holders of the Company’s Series B and Series C preferred stock are entitled to have each share of such preferred stock they own converted into shares of preferred stock of Grace which will have identical dividend and other relative rights, preferences, limitations and restrictions as the Company’s Series B and Series C preferred stock. As a result of the merger, Equity Inns’ common and preferred shares will no longer be listed for trading on the New York Stock Exchange.
In connection with the completion of the merger, the Company will pay a cash dividend of $0.07065 per common share covering the prorated period beginning September 29, 2007 to October 24, 2007, the day before the effective date of the merger. The dividend is payable on October 30, 2007 to holders of record of common stock as of October 24, 2007.
CONTACT: Equity Inns, Inc.
Howard Silver, Mitch Collins
901-322-4823
          or
ICR, LLC.
Brad Cohen,
203-682-8211